Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of ARS Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ARS Pharmaceuticals, Inc. (the Company) as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

San Diego, California

August 11, 2022

ARS Pharmaceuticals, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$60,063	$24,521
Prepaid expense and other current assets	667	1,861

Total current assets	60,730	26,382
Right-of-use asset	621	—
Fixed assets, net	72	23
Other assets	23	2

Total assets	$61,446	$26,407

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities (including related party amounts of $159 in 2021 and $146 in 2020)	$3,107	$2,134
Lease liability, current portion	144	—
Deferred revenue, current	1,457	3,518
Note payable, current	3,479	2,558

Total current liabilities	8,187	8,210
Lease liability, net of current portion	480	—
Deferred revenue	2,996	3,442
Note payable, less current portion	4,930	7,460
Unvested common stock liability	—	27
Preferred stock warrant liability	83	87

Total liabilities	16,676	19,226
Commitments and contingencies
Convertible preferred stock and stockholders’ deficit:
Series A convertible preferred stock, $0.01 par value, 4,764,000 shares authorized, issued and outstanding at December 31, 2021 and 2020. Liquidation preference of $397	365	365
Series B convertible preferred stock, $0.01 par value, 606,060 shares authorized, issued and outstanding at December 31, 2021 and 2020. Liquidation preference of $1,000	1,000	1,000
Series C convertible preferred stock, $0.01 par value, 7,749,999 and 7,730,769 shares authorized at December 31, 2021 and 2020, respectively, and shares 7,692,309 issued and outstanding at December 31, 2021 and 2020, respectively. Liquidation preference of $20,000	19,868	19,868
Series D convertible preferred stock, $0.01 par value, 9,337,066 and no shares authorized, issued and outstanding at December 31, 2021 and 2020, respectively. Liquidation preference of $55,000	54,806	—
Stockholders’ deficit
Common stock, $0.01 par value, 56,000,000 and 42,821,433 shares authorized, 25,695,416 and 22,346,875 shares issued and outstanding at December 31, 2021 and 2020, respectively; excluding no and 3,178,125 shares subject to repurchase at December 31, 2021 and 2020, respectively	257	223
Additional paid-in capital	10,730	7,738
Accumulated deficit	(42,256)	(22,013)

Total stockholders’ deficit	(31,269)	(14,052)

Total liabilities, convertible preferred stock and stockholders’ deficit	$61,446	$26,407

See accompanying notes.

ARS Pharmaceuticals, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share information)

	Year Ended December 31,
	2021	2020
Revenue:
Revenue under collaboration agreements	$5,506	$17,835

Total revenue	5,506	17,835
Operating expenses:
Research and development (including related party amounts of $1,072 in 2021 and $1,266 in 2020)	20,273	14,070
General and administrative (including related party amounts of $410 in 2021 and $240 in 2020)	4,687	4,234

Total operating expenses	24,960	18,304

Loss from operations	(19,454)	(469)
Other (expense) income, net	(789)	(596)

Net loss and comprehensive loss	$(20,243)	$(1,065)

Net loss per common share, basic and diluted	$(0.83)	$(0.05)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	24,428,673	20,217,469

See accompanying notes.

ARS Pharmaceuticals, Inc.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	4,764,000	$365	606,060	$1000	7,692,309	$19,868	—	$—	18,009,375	$180	$4,101	$(20,948)	$(16,667)
Vesting of restricted common stock	—	—	—	—	—	—	—	—	4,237,500	42	(5)	—	37
Exercise of stock options	—	—	—	—	—	—	—	—	100,000	1	98	—	99
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	3,544	—	3,544
Net loss and comprehensive net loss	—	—	—	—	—	—	—	—	—	—	—	(1,065)	(1,065)

Balance at December 31, 2020	4,764,000	365	606,060	1000	7,692,309	19,868	—	—	22,346,875	223	7,738	(22,013)	(14,052)
Issuance of Series D convertible preferred stock for cash, net of issuance costs of $194	—	—	—	—	—	—	9,337,066	54,806	—	—	—	—	—
Vesting of restricted common stock	—	—	—	—	—	—	—	—	3,178,125	32	(4)	—	28
Exercise of stock options	—	—	—	—	—	—	—	—	170,416	2	167	—	169
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,829	—	2,829
Net loss and comprehensive net loss	—	—	—	—	—	—	—	—	—	—	—	(20,243)	(20,243)

Balance at December 31, 2021	4,764,000	$365	606,060	$1000	7,692,309	$19,868	9,337,066	$54,806	25,695,416	$257	$10,730	$(42,256)	$(31,269)

See accompanying notes.

ARS Pharmaceuticals, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2021	2020
Operating activities:
Net loss	$(20,243)	$(1,065)
Non-cash adjustments to reconcile net loss to net cash provided by (used) in operating activities:
Stock-based compensation expense	2,829	3,544
Debt discount	—	2
Non-cash interest expense	207	119
Change in fair value of warrant liability	(4)	1
Depreciation	6	6
Changes in operating assets and liabilities:
Prepaid and other current assets	1,194	(1,683)
Other assets	(21)	(2)
Accounts payable and accrued liabilities (including related party amounts of $13 in 2021 and $101 in 2020)	974	1,189
Operating right-of-use assets and lease liabilities, net	4	—
Deferred revenue	(2,507)	6,960

Net cash provided by (used) for operating activities	(17,561)	9,071

Investing activities:
Purchase of property and equipment	(55)	—

Net cash used in investing activities	(55)	—

Financing activities:
Proceeds from bank note payable	—	5,000
Repayment of bank note payable	(1,817)
Proceeds from issuance of preferred stock, net	54,806	—
Proceeds from exercise of common stock options	169	99

Net cash provided by financing activities	53,158	5,099

Net increase (decrease) in cash and cash equivalents	35,542	14,170
Cash and cash equivalents at beginning of year	24,521	10,351

Cash and cash equivalents at end of year	$60,063	$24,521

Supplemental disclosures:
Interest paid	$576	$325

See accompanying notes.

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

ARS Pharmaceuticals, Inc. (the “Company”), is a privately-held company incorporated in Delaware in August 2015. In January 2020, the Company formed a wholly-owned subsidiary in Ireland, ARS Pharmaceuticals IRL, Limited, to facilitate the filing of regulatory approval for ARS-1 in European countries. The Company is focused on the development and commercialization of ARS-1 (brand name Neffy®), a proprietary product candidate for the needle-free intranasal delivery of epinephrine for the emergency treatment of type I allergic reactions including anaphylaxis.

Liquidity and Capital Resources

From August 5, 2015 (inception) through December 31, 2021, the Company has devoted substantially all of its efforts to acquiring its asset, developing intellectual property and conducting product development and clinical trials, raising capital, and building infrastructure. Since inception, the Company has funded its operations primarily with net proceeds from the issuance of convertible preferred stock, payments earned under collaboration agreements and bank debt. The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. The Company has experienced net losses and negative cash flows from operating activities and had an accumulated deficit of $42.3 million as of December 31, 2021.

The Company expects to continue to incur net losses into the foreseeable future and will need to obtain additional financing in order to initiate and complete clinical trials, complete process development and commercialize any product candidates for which it receives regulatory approval. The Company plans to continue to fund its losses from operations and capital funding needs through future public or private equity or debt financing or through collaborations or partnerships with other companies. The novel coronavirus-2019 (“COVID-19”) pandemic and ongoing geopolitical events continue to rapidly evolve and have already resulted in a significant disruption of global financial markets. The Company’s ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and further disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the pandemic or geopolitical actions. If such further disruption occurs, the Company could experience an inability to access additional capital. If the Company is not able to secure adequate additional funding, it may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, and future prospects.

2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”), of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of the Company and ARS Pharmaceuticals IRL, Limited for the year ended December 31, 2021. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s functional and reporting currency is the U.S. dollar. Assets and liabilities that are not denominated in the functional currency are remeasured into U.S. dollars at foreign currency exchange rates in effect at the balance sheet date except for nonmonetary assets,

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

which are remeasured at historical foreign currency exchange rates in effect at the date of transaction. Net realized and unrealized gains and losses from foreign currency transactions and remeasurement are reported in other income (expense) in the consolidated statements of operations. All adjustments considered necessary for a fair presentation have been included. These adjustments consist of normal and recurring accruals, as well as non-recurring charges.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires it to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the Company’s consolidated financial statements and accompanying notes. The most significant estimates in the Company’s consolidated financial statements relate to revenue recognized for its collaboration agreements, accruals for research and development expenses and valuation of equity awards. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenue and expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

The full extent to which the COVID-19 pandemic and ongoing geopolitical events will directly or indirectly impact the Company’s business, results of operations and financial condition, including research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and ongoing geopolitical events and the actions taken to contain or treat COVID-19, as well as the economic impact on local, regional, national and international markets. The Company has considered potential impacts arising from the COVID-19 pandemic and ongoing geopolitical events and is not presently aware of any events or circumstances that would require the Company to update its estimates, judgments or revise the carrying value of its assets or liabilities.

Cash and Cash Equivalents

Cash and cash equivalents include cash readily available in checking, money market and sweep accounts. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits and limits its exposure to cash risk by placing its cash with high credit quality financial institutions.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally five years. Repairs and maintenance costs are charged to expense as incurred.

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future undiscounted net cash flows which the asset or asset group are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds its fair value. The Company has not recognized any impairment losses from inception through December 31, 2021.

Leases

Effective January 1, 2021, the Company early adopted ASC No. 2016-02, Leases (Topic 842) (“ASC 842”), which supersedes the current accounting for leases, using the modified retrospective transition method. The Company has elected to apply the practical expedients allowed by the standard for existing leases. The new standard, while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right-of-use (“ROU”) asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates current real estate specific lease provisions, (iii) modifies the lease classification criteria and (iv) aligns many of the underlying lessor model principles with those in the new revenue standard. The Company determines the initial classification and measurement of its ROU asset and lease liabilities at the lease commencement date and thereafter, if modified. The Company recognizes a ROU asset for its operating leases with lease terms greater than 12 months. The lease term includes any renewal options and termination options that the Company is reasonably assured to exercise. The lease liability is calculated by using the present value of all lease payments, with the present value determined by using the incremental borrowing rate for operating leases determined by using the incremental borrowing rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments in a similar economic environment as well as a review of peer companies. Variable charges for common area maintenance and other variable costs are recognized as expense as incurred. Rent expense for operating leases is recognized on a straight-line basis over the reasonably assured lease term based on the total lease payments and is included in research and development and general and administrative expenses in the consolidated statements of operations.

Warrant Liability

The Company has issued freestanding warrants to purchase shares of its Series C convertible preferred stock. The Series C convertible preferred stock warrant is classified as a liability in the accompanying consolidated balance sheets. The Company adjusts the carrying value of such Series C convertible preferred stock warrant to its estimated fair value at each reporting date, with any related increases or decreases in the fair value recorded within other income (expense) in the consolidated statements of operations. The warrant liability will continue to be adjusted to fair value until such time as the Series C convertible preferred stock warrant is no longer outstanding or the underlying securities are no longer redeemable outside the control of the Company.

Revenue Recognition

Our revenues generally consist of licenses and research services under license and collaboration agreements. We recognize revenue when we transfer promised goods or services to customers in an

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) we satisfy the performance obligation(s). At contract inception, we assess the goods or services promised within each contract, assess whether each promised good or service is distinct and identify those that are performance obligations. We recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Research and Development Costs

Research and development are expensed in the period incurred. Research and development costs primarily consist of salaries and related expenses for personnel, stock-based compensation expense, external research and development costs incurred under agreements with contract research organizations, investigative sites and consultants to conduct our clinical studies, costs related to compliance with regulatory requirements, costs related to manufacturing the Company’s product candidates for clinical trials and other allocated expenses.

Payments for research and development activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and payments made in advance of performance are reflected in the accompanying consolidated balance sheets as prepaid expenses. The Company records accruals for estimated costs incurred for ongoing research and development activities. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the services, including the phase or completion of events, invoices received and contracted costs. The Company uses judgments and estimates to determine the prepaid or accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates.

Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expenses in the statements of operations and expensed as incurred since recoverability of such expenditures is uncertain.

License Fees

Costs incurred to acquire technology licenses and milestone payments made on existing agreements are charged to research and development expense or capitalized based upon the asset achieving technological feasibility in accordance with management’s assessment regarding the ultimate recoverability of the amounts paid and the potential for alternative future use.

Stock-Based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of stock option grants recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. The Company recognizes expense for awards subject to performance-based milestones over the remaining service period when management determines that achievement of the milestone is probable. Management evaluates when the achievement of a performance-based

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

milestone is probable based on the expected satisfaction of the performance conditions at each reporting date. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model and recognizes forfeitures as they occur.

The Company’s equity incentive plan allows for the issuance of restricted stock awards that may be subject to vesting. The unvested shares of any restricted stock awards are held in escrow as the stock award vests or until the holder’s termination of services, whichever occurs first. In the event the holder’s services terminate, the Company has the right of repurchase, at its option, the portion of unvested stock awards. For all early exercised unvested stock awards, a liability is established related to the cash received for the unvested portion of the stock award, which represents the Company’s repurchase rights if the award holders were to be terminated and their stock repurchased.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

Segment Reporting

Operating segments are components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker for purposes of making decisions regarding resource allocation and assessing performance. The Company views its operations and managed its business as one operating segment.

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Fair Value Measurements

The Company categorizes its assets and liabilities measured at fair value in accordance with the authoritative accounting guidance that establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2—Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•

Level 3—Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The carrying values of the Company’s current financial assets and current financial liabilities approximate their fair values due to the short-term nature of these instruments. Based on the borrowing rates currently available to the Company for loans with similar terms, management believe the fair value of the note payable approximates its carrying value.

Assets measured at fair value on a recurring basis as of December 31, 2021 were as follows (in thousands):

Fair Value Measurements Using

	Balance as of December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$59,401	$59,401	$—	$—

Assets measured at fair value on a recurring basis as of December 31, 2020 were as follows (in thousands):

Fair Value Measurements Using

	Balance as of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$23,691	$23,691	$—	$—

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Financial liabilities measured at fair value on a recurring basis include the preferred stock warrant liability described below. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis.

Liabilities measured at fair value on a recurring basis as of December 31, 2021 were as follows (in thousands):

Fair Value Measurements Using

	Balance as of December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Preferred stock warrant liability	$83	$—	$—	$83

Liabilities measured at fair value on a recurring basis as of December 31, 2020 were as follows (in thousands):

Fair Value Measurements Using

	Balance as of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Preferred stock warrant liability	$87	$—	$—	$87

The estimated fair value of the preferred stock warrant liability at issuance was determined using the Black-Scholes valuation model that considered the fair value of the underlying Series C convertible preferred stock, the exercise price of the warrant, the assumed volatility of the Company utilizing a group of peers, an expected term equal to the contractual life of the instrument and a risk-free rate consistent with the term.

The following table provides a reconciliation of all liabilities measured at fair value using Level 3 significant unobservable inputs:

Preferred Stock Warrant Liability
Balance at December 31, 2020	$87
Fair value of preferred stock warrant issued	—
Change in fair value of preferred stock warrant liability	(4)

Balance at December 31, 2021	$83

During 2020, the Company issued 19,230 of Series C preferred stock warrants in connection with the second draw under its debt agreement.

Net Loss Per Common Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. Diluted net loss per

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since the effect of potentially dilutive securities is anti-dilutive given the net loss of the Company. For purposes of this calculation, convertible preferred stock, stock options, and preferred stock warrants are considered to be common stock equivalents but are not included in the calculations of diluted net loss per share for the periods presented as their effect would be antidilutive.

The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive.

	December 31,	December 31,
	2021	2020
Convertible preferred stock	22,399,435	13,062,369
Warrants to purchase convertible preferred stock	38,460	38,460
Restricted common stock	—	3,178,125
Common stock options granted and outstanding	4,085,517	2,193,933

Total	26,523,412	18,472,887

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016 02, Leases (Topic 842) (“ASU 2016 02” or “ASC 842”). The new standard, while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right of use (“ROU”) asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense based on straight line rent, (ii) eliminates current real estate specific lease provisions, (iii) modifies the lease classification criteria and (iv) aligns many of the underlying lessor model principles with those in the new revenue standard. ASU 2016-02 is effective for the Company’s annual periods beginning after December 15, 2021 and early adoption is permitted. The Company elected to early adopt ASU 2016 02 effective as of January 1, 2021 by applying the modified retrospective transition approach. The Company has elected to adopt the package of transition practical expedients, including combining lease and non-lease components into a single lease component and excluding leases with terms of 12 months or less from the recognition requirement. As of the date of adoption, the Company had no leases which required the Company to record a ROU asset and obligation as the company’s only lease was a month to month lease, which qualified as a short-term lease. The adoption did not result in the recognition of any initial lease liabilities or right-of-use assets, and the Company was not required to adjust its comparative period financial information or make the new required lease disclosures for periods before the date of adoption. The Company applied the guidance to all new leases entered into during the year ended December 31, 2021, including its new facility lease.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The standard simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The new guidance will be effective for the Company as of January 1, 2022. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted this guidance in 2021; there was no material impact on the financial statements as a result of the adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. This update is effective for the Company beginning January 1, 2023. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial statements and related disclosures

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity. The guidance, among other items, provides guidance on how to account for contracts on an entity’s own equity. This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the ASU eliminated the need for the Company to assess whether a contract on the entity’s own equity (i) permits settlement in unregistered shares, (ii) whether counterparty rights rank higher than shareholder’s rights, and (iii) whether collateral is required. In addition, the ASU requires incremental disclosure related to contracts on the entity’s own equity and clarifies the treatment of certain financial instruments accounted for under this ASU on earnings per share. This ASU may be applied on a full retrospective or modified retrospective basis. The amendments in this ASU are effective for the Company on January 1, 2024. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial statements and related disclosures.

3. Balance Sheet Details

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2021	2020
Prepaid expenses	$666	$1,477
Accounts receivable	—	380
Other receivable	1	4

Total	$667	$1,861

Property and equipment consisted of the following (in thousands):

	December 31,
	2021	2020
Equipment	$86	$31
Less: accumulated depreciation	(14)	(8)

Total	$72	$23

Accounts payable and accrued liabilities consisted of the following (in thousands):

	December 31,
	2021	2020
Accounts payable	$1,786	$1,219
Accrued clinical expense	477	284
Accrued development expenses	109	184
Accrued regulatory expense	—	372
Accrued compensation	660	—
Other	75	75

Total	$3,107	$2,134

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

4. Licensing, Supply and Distribution Agreements

The Company has entered into collaboration and licensing agreements to license certain rights to ARS-1 to third parties. The terms of these arrangements typically include payment to the Company of one or more of the following: non-refundable, up-front license fees; clinical, regulatory, and/or commercial milestone payments; payment for clinical and commercial supply and royalties or a transfer price on the net sales of licensed products.

Licenses of Intellectual Property. If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, revenue is recognized from non-refundable, up-front payments allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. If the license is not a distinct performance obligation, the Company evaluates the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, up-front fees. The Company evaluates the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition.

Milestone Payments. At the inception of each arrangement that includes clinical, regulatory or commercial milestone payments, the Company evaluates whether achieving the milestones is considered probable and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the value of the associated milestone is included in the transaction price. Milestone payments that are not within the Company’s control, such as approvals from regulators or where attainment of the specified event is dependent on the development activities of a third party, are not considered probable of being achieved until those approvals are received or the specified event occurs. Revenue is recognized when the underlying performance obligation has been transferred to the customer.

Research and Development Revenues. For arrangements that contain research and development commitments, any arrangement consideration allocated to the research and development work is recognized as the underlying services are performed over the research and development term.

Clinical and Commercial Supply. Arrangements that include a promise for the future supply of drug product for either clinical development or commercial supply at the licensee’s discretion are generally considered as options. We assess if these options provide a material right to the licensee and if so, they are accounted for as separate performance obligations.The Company has not earned revenues for clinical or commercial supply sales as of December 31, 2021.

Royalty/Transfer Price Revenues. For arrangements that include sales-based royalties or transfer price, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). The Company has not received any royalty or transfer price revenues as of December 31, 2021.

Alfresa Agreement

In March 2020, the Company signed a Letter of Intent (LOI) with Alfresa Pharma Corporation for the right to negotiate a definitive agreement for the exclusive license and sublicensable right to develop,

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

register, import, manufacture and commercialize ARS-1 in Japan in exchange for a non-refundable upfront payment of $2.0 million. In April 2020, the Company entered into a Collaboration and License Agreement for the rights pursuant to the LOI. Under the agreement, the Company delivered a license to the ARS-1 technology and is responsible for completion of a certain clinical study and for the manufacturing of development and commercial drug supply. The parties agreed to share the cost of any additional clinical studies required for approval of ARS-1 in Japan. Alfresa is solely responsible for regulatory and commercialization activities and may elect to assume responsibility for manufacturing and supplying drug product for commercial use in Japan. Either party may terminate the agreement for certain breaches of the agreement. Unless terminated earlier by either or both parties, the term of the agreement will continue until the later of (i) expiration of the last-to-expire patent in Japan; or (ii) 10 years after the commercial sale of ARS-1 in Japan.

In addition to the $2.0 million received under the LOI, the Company is eligible to receive up to $13.0 million of milestone payments upon achievement of certain clinical and regulatory milestones. Further, the Company is eligible to receive a negotiable transfer price expected to be in the low double-digit percentage on net sales subject to the regulatory approval to commercialize ARS-1 in Japan. In July 2020, the Company earned a $5.0 million milestone payment upon the completion of a clinical milestone in Japan.

At the commencement of this collaboration, the Company identified the following performance obligations: the license for ARS-1 and research and development services. The Company determined the initial transaction price to be the $7.0 million, which includes a clinical milestone as it was deemed not probable of significant reversal at the inception of the agreement. Due to the uncertainty in the achievement of the regulatory and commercial milestones, the variable consideration associated with these future milestone payments has been fully constrained and is excluded from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. These estimates will be re-assessed at each reporting period. The transaction price was allocated to the performance obligations based on the estimated stand-alone selling price of each performance obligation. The Company recognized revenue of $0.2 million and $6.7 million for the years ended December 31, 2021 and 2020, respectively and had deferred revenue of $0.1 million and $0.3 million as of December 31, 2021 and 2020, respectively.

Recordati Agreement

In September 2020, the Company entered into a License and Supply Agreement with Recordati Ireland, Ltd. for the exclusive license and sublicensable right to develop, import, manufacture or have manufacture commercial product, file and hold regulatory approvals and commercialize ARS-1 in Europe and certain EFTA, CIS, Middle East and African countries. Under the agreement, the Company is responsible for completion of any clinical studies for ARS-1 required by the European Medicines Agency before granting EU Marketing Authorization (EMA), and by the Medicines and Healthcare products Regulatory Agency (MHRA) prior to granting UK Marketing Authorization. The Company will file the initial regulatory submissions to the EMA and MHRA for ARS-1 and is responsible for the manufacturing of commercial supply. Recordati is solely responsible all regulatory activities in the region after the Company’s initial regulatory submissions to the EMA and MHRA, for any post-approval clinical studies and commercialization activities. Either party may terminate the agreement for certain breaches of the agreement. Unless terminated earlier by either or both parties, the term of the agreement will continue as long as Recordati has commercial sale of ARS-1 the region.

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Under the terms of the agreement, the Company received an upfront payment of $11.8 million and a regulatory milestone payment of $6.0 million during 2020. In addition, the Company is eligible to receive up to 90.0 million euros of milestone payments upon achievement of certain regulatory and commercial sales milestones. Subject to regulatory approval, the Company will earn tiered royalties in the low double digits on annual net sales in the region and will receive a per unit supply price for the sale of commercial supply to Recordati. The per unit commercial supply costs are subject to a cap. The combined tiered royalty and supply price have a low double-digit cap.

At the commencement of this collaboration, the Company identified the following performance obligations: the license for ARS-1 in the defined territory, the research and development services. The Company determined the initial transaction price to be the $11.8 million. Due to the uncertainty in the achievement of all the developmental and commercial milestones, at inception of the contract, the variable consideration associated with future milestone payments was fully constrained and excluded from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. These estimates will be re-assessed at each reporting period. The transaction price was allocated to the performance obligations based on the estimated stand-alone selling price of each performance obligation. In November 2020, the Company earned a regulatory milestone of $6.0 million. The Company recognized revenue of $2.3 million and $11.1 million for the years ended December 31, 2021 and 2020, respectively, and had deferred revenue of $4.4 million and $6.7 millon as of December 31, 2021 and 2020 respectively.

Pediatrix Agreement

In March 2021, the Company entered into a Collaboration and Distribution Agreement with Pediatrix Therapeutics, Inc. for the exclusive license and sublicensable right to develop, import, manufacture or have manufactured commercial product, file and hold regulatory approvals and commercialize ARS-1 in the People’s Republic of China, Taiwan, Macau, and Hong Kong. Under the agreement, Pediatrix is responsible, at its sole cost and expense, for all ongoing development work that is necessary for or otherwise supports regulatory approval in the defined territory, including all clinical trials, and activities related to post approval commitments and commercialization tests. In addition, Pediatrix is responsible for commercialization activities and may elect to assume responsibility for manufacturing and supplying drug product for commercial use. The Company is responsible for the manufacturing of product for clinical studies as well as commercial supply, all at a negotiated transfer price. Either party may terminate the agreement for certain breaches of the agreement. Unless terminated earlier by either or both parties, the term of the agreement will continue as long as Pediatrix has commercial sale of ARS-1 the region, or 10 years after first commercial sale.

Under the terms of the agreement, the Company received an upfront payment of $3.0 million. In addition, the Company is eligible to receive up to $84.0 million of milestone payments upon achievement of certain regulatory and commercial sales milestones. Subject to regulatory approval, the Company will earn tiered royalties in the low double digits on annual net sales in the region and will receive a per unit supply price for the sale of commercial supply to Pediatrix.

At the commencement of this collaboration, the Company identified performance obligations related to the delivery of the license for ARS-1 in the defined territory and manufacturing of product for clinical studies and commercial supply. The Company concluded that the license was distinct from potential supply obligation. The supply provisions are effectively options granted to Pediatrix to purchase future

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

goods and would only constitute a performance obligation if they contain a material right. The Company determined the option to purchase the clinical and commercial supply was not at a significantly discounted price and does not represent a material right, therefore does not constitute a performance obligation. The Company determined the initial transaction price to be the $3.0 million. Due to the uncertainty in the achievement of all the developmental and commercial milestones, the variable consideration associated with these future milestone payments has been fully constrained and is excluded from the transaction price until such time that the Company concludes that it is probable that a significant reversal of previously recognized revenue will not occur. These estimates will be re-assessed at each reporting period. The Company recognized revenue of the full $3.0 million for the year ended December 31, 2021.

A reconciliation of deferred revenue from collaboration agreements was as follows (in thousands):

Balance at December 31, 2020	$6,960
Amounts received	—
Revenue recognized	(2,507)

Balance at December 31, 2021	$4,453

5. Commitments and Contingencies

Note Payable

In September 2019, the Company entered into a Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank for working capital in the principal amount of $5.0 million (the “2019 Note”). The 2019 Note required interest only payment through September 30, 2020 followed by 36 monthly payments of principal and interest. Interest is payable at the greater of 0.75% above prime or 6.0%. In addition, there is a final payment (“Balloon Payment”) of $0.3 million at maturity. In April 2020, the 2019 Note was amended to extend the interest only period to March 31, 2021 and the maturity date to March 1, 2024.

In December 2020, the Loan Agreement was further amended and the Company borrowed an additional $5.0 million for working capital (the “2020 Note”). The 2020 Note requires interest only payment through March 31, 2021 with a maturity date of March 1, 2024. Interest is payable at the greater of 0.75% above prime or 6.0%. In addition, there is a Balloon Payment of $0.3 million at maturity. In April 2021, the interest only payment period for the 2019 Note and the 2020 Note was extended to June 30, 2021. The Company accounted for the amendment as a debt modification.

The loan is collateralized by substantially all of the Company’s assets other than intellectual property. The Loan Agreement includes customary affirmative and restrictive covenants and also includes standard events of default, including payment defaults. Upon the occurrence of an event of default, the lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement. The Company was in compliance with all related covenants as of December 31, 2021. The loan may be prepaid without penalty.

In connection with the 2019 Note, the lender received warrants to purchase 19,230 shares of Series C preferred stock at $2.60 per share. The warrants are immediately exercisable and will expire on September 30, 2029. The estimated fair value of the warrants at issuance was $42,000 which was recorded as a debt discount. In addition, the Company recorded debt issuance costs totaling $47,000.

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

The Company estimated the fair value of the Series C preferred stock warrant utilizing the Black-Scholes option pricing model based on a risk-free rate of 1.68%; expected dividend rate of 0%, expected life of 10 years; and expected volatility of 85.68% of the underlying preferred stock.

In connection with the 2020 Note, the lender received warrants to purchase an additional 19,230 shares of Series C preferred stock at $2.60 per share. The warrants are immediately exercisable and will expire on September 30, 2029. The estimated fair value of the warrants at issuance was $44,000 which was recorded as a debt discount. The Company estimated the fair value of the Series C preferred stock warrant utilizing the Black-Scholes option pricing model based on a risk-free rate of 0.92%; expected dividend rate of 0%, expected life of 8.8 years; and expected volatility of 102.3% of the underlying preferred stock. No warrants were exercised as of December 31, 2021.

The debt discount, debt issuance costs and Balloon Payment are amortized to interest expense using the effective interest rate method over the loan term. The Company recorded $0.8 million in 2021 and $0.4 million in 2020 of interest expense including amortization of debt discount of $0.2 million in 2021 and $0.1 million in 2020.

Note payable and unamortized discount balance consisted of the following (in thousands):

	December 31,
	2021	2020
Face value	$8,181	$10,000
Balloon payment	500	500

Total payments	8,681	10,500
Less: unamortized debt discount	(272)	(482)

Note payable, net of debt discount	8,409	10,018
Less: current portion	(3,479)	(2,558)

Total long-term note payable, net current portion	$4,930	$7,460

Future minimum payments were as follows (in thousands):

Year ended December 31:
2022	$3,636
2023	3,636
2024	1,409

Total payments	8,681
Less: final payment fee	500

Total future principal payments due	$8,181

Leases

In October 2021, the Company entered into a 38 month noncancelable lease for its current headquarters location consisting of 4,047 rentable square feet of office space in San Diego, California. Under the terms of the agreement, there is no option to extend the lease, and the Company is subject to additional charges for common area maintenance and other costs. Monthly rental payments due

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

under the lease commenced on December 6, 2021 and escalate through the lease term. The Company prepaid the first month’s rent upon execution of the lease, and the lease agreement provided full rent abatement for the second and third months of the rental term. The Company recorded $19,000 in operating lease expense and did not make any cash payments for amounts included in the measurement of lease liabilities for the year ended December 31, 2021. As of December 31, 2021, the remaining lease term of the Company’s operating lease was 38 months, and the discount rate on the Company’s operating lease was 8%. As there was not an implicit rate within the lease, the discount rate was determined by using a set of peer companies incremental borrowing rates. The adoption of ASC 842 resulted in the recognition of initial lease liability and right-of-use asset of $0.6 million as of December 31, 2021.

Future minimum noncancelable operating lease payments are as follows (in thousands):

Year ended December 31:
2022	$190
2023	238
2024	245
2025	42

Total lease payments	715
Imputed interest	91

Lease liability	624
Less current portion of lease liability	144

Lease liability, net of current portion	$480

PPP Loan

In May 2020, the Company received a loan in the amount of $0.2 million (the “PPP Loan”) pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The loan proceeds were used to offset qualified payroll costs and the loan amount was fully forgiven in December 2020.

6. License and Supply Agreements

In June 2018, the Company entered into a License Agreement (the “License Agreement”) with Aegis Therapeutics, LLC (“Aegis”). Under the License Agreement, the Company licensed the exclusive, worldwide, royalty-bearing, sublicensable, rights to certain proprietary Aegis technology, patent rights and know-how to develop and commercialize epinephrine products. The Company utilizes this technology for the development of its lead product candidate, ARS-1. As consideration for the license, the Company paid an upfront license fee of $50,000, which was recorded in research and development expenses in the consolidated statement of operations.

The Company is required to make aggregate milestone payments of up to $20.0 million upon achievement of certain regulatory and commercial milestones. The regulatory milestone payments under the Agreement will be recognized as research and development expense upon completion of the required events, as the triggering events are not considered to be probable until they are achieved. The Company made a $0.5 million milestone payment to Aegis upon the achievement of a regulatory milestone during 2019. The Company will be required to pay Aegis a milestone payment of $1.0 million upon FDA’s acceptance of an US NDA filing. The Company may be required to pay royalties based on

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

annual net product sales in the low to mid-single digits on its or its sublicensees’ net sales of the Licensed Products on a country-by-country and product-by-product basis.

The Company is responsible for reimbursing Aegis for patent costs incurred in connection with prosecuting and maintaining patent rights that are specific to epinephrine or epinephrine products. Expenses recognized in connection with legal patent fees for the years ended December 31, 2021 and 2020 were below $0.1 million for each period.

The Company may terminate the Agreement with 30 days written notice or either party may terminate the Agreement for certain breaches of the agreement. Unless terminated earlier by either or both parties, the term of the License Agreement will continue until the final expiration of all royalty obligations under the agreement.

In conjunction with the License Agreement, the Company also entered into a Supply Agreement (the “Supply Agreement”) with Aegis that allows the Company to purchase materials for preclinical, development and commercial use at predetermined prices. The Company may elect to have Aegis supply minimum quantities but there are no minimum or maximum purchase obligations under the Supply Agreement unless this election is made. The parties may terminate the Supply Agreement at any time by mutual agreement. In addition, the parties may terminate the Supply Agreement in the event of certain breaches of the agreement or upon the earlier of the expiration or termination of the License Agreement or June 2028. The Supply Agreement term may be extended by mutual written agreement. Expense recognized under the Supply Agreement was $0.2 million for each of the years ended December 31, 2021 and 2020.

Contingencies

From time to time, the Company may become subject to claims or suits arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that the future expenditures will be made and such expenditures can be reasonably estimated.

7. Convertible Preferred Stock and Common Stock and Stockholders’ Deficit

Convertible Preferred Stock

In April 2016, the Company issued 3,600,000 shares of Series A preferred stock at $0.0833 per share for net cash proceeds of $0.3 million. Subsequently, in July 2017, an additional 1,164,000 shares of Series A preferred stock were issued at $0.0833 per share for net cash proceeds of $0.1 million.

In March, June and July 2018, the Company issued a total of 606,060 shares of Series B preferred stock at $1.65 per share for net cash proceeds of $1.0 million.

In September and December 2018, the Company issued 7,692,309 shares of Series C preferred stock at $2.60 per share for net cash proceeds of $19.8 million.

In August 2021, the Company issued 9,337,066 shares of Series D preferred stock at $5.89 per share for net cash proceeds of $54.8 million.

Collectively, the Series A, B, C and D preferred stock issuances will be referred to as “Series Convertible Preferred Stock.”

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

The Company’s convertible preferred stock has been classified as temporary equity in the accompanying balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

The preferred stock has the following characteristics:

Dividends

The holders of the Series Convertible Preferred Stock are entitled to receive noncumulative dividends at the rate of 8% per annum of the applicable original stock purchase price when and if declared by the Board of Directors, and in preference and in priority to any dividends on common stock. In the event dividends are paid on any share of common stock, the Company shall pay an additional dividend on all outstanding shares of Series Convertible Preferred Stock in a per share amount equal (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of common stock. There have been no dividends declared by the board as of December 31, 2021.

Liquidation

In the event of any liquidation or deemed liquidation, dissolution, or winding up of the Company (Liquidation Event), the holders of Series A, Series B, Series C, and Series D convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds to the holders of common stock, an amount equal to the applicable Series A, Series B, Series C, and Series D purchase price per share then held plus an amount equal to any dividends declared but unpaid on such shares. If the assets and funds available to be distributed to the stockholders shall be insufficient to permit the payment, in full, of any of the liquidation preferences, then the entire assets and funds legally available for distribution to the Series A, Series B, Series C, and Series D convertible preferred stock shall be distributed among the holders of preferred stock in proportion to the amount each preferred holder is entitled to receive beginning with the Series D, followed by the Series C, then the Series B, then the Series A, and the common holders in this order. Each holder of shares of Series Convertible Preferred Stock is deemed to have converted such shares into shares of common stock if, as a result of such conversion, the convertible preferred stockholder would receive an amount greater than their preference rights.

Conversion

As of December 31, 2021, the shares of Series Convertible Preferred Stock are convertible into one share of common stock at any time, at the option of the holder, subject to certain antidilutive adjustments, including stock splits, combinations, common stock dividends and distributions, reclassification, recapitalization, merger, and consolidation. All of the shares of Series Convertible Preferred Stock will be automatically converted into shares of common stock upon the closing of an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, at a price of at least $8.83575 per share resulting in gross proceeds of at least $70.0 million to the Company.

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Voting

The holder of each share of Series Convertible Preferred Stock is entitled to one vote for each share of common stock into which it would convert and to vote with the common stock on all matters with the exception of those for which a Series A, B, C and/or D Preferred majority is required as defined per the Articles of Incorporation.

Anti-Dilution

The conversion price of Series Convertible Preferred Stock will be subject to a broad-based weighted average anti-dilution adjustment in the event that the Company issues additional equity securities (other than shares reserved under any employee incentive plan and certain other customary exceptions) at a purchase price less than the applicable conversion price.

Founder Common Stock

During 2015 and 2016, the Company issued 25,425,000 shares of common stock at $0.0033 and $0.0083 per share to its founders. No vesting conditions existed at the time of grant.

Concurrently with the issuance of Series C Convertible Preferred Stock in September 2018, 50% of the outstanding founder common stock, or 12,712,500 shares of common stock, became restricted common stock subject to vesting in equal monthly installments over 36 months commencing in September 2018. The restricted common stock is subject to repurchase at $0.0083 per share upon termination of the stockholders’ services. The Company recorded a liability for the value associated with the restricted shares. The liability is reduced as the shares vest with the vested shares transferred into common stock and additional paid-in capital. As of December 31. 2021, all shares had fully vested.

A summary of the Company’s unvested common stock was as follows (in thousands except share data):

	Shares	Unvested Stock Liability
Balance at December 31, 2020	3,178,125	$27
Vested shares	(3,178,125)	(27)

Balance at December 31, 2021	—	$—

Equity Incentive Plan

In September 2018, the Company adopted the 2018 Equity Incentive Plan (as amended, the “2018 Plan”) which provides for the grant of stock options, restricted stock awards, restricted stock unit and stock appreciation rights to its employees, members of its board of directors and consultants. As of December 31, 2021, there were 5,613,278 shares authorized for issuance under the 2018 Plan, of which 1,257,345 shares remained available for future issuance as of December 31, 2021. Recipients of stock options are eligible to purchase shares of the Company’s common stock at an exercise price equal to the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the 2018 Plan is ten years and generally vest 25% one year from the vesting commencement dates and monthly thereafter over 36 months. The 2018 Plan allows for early exercise of stock option grants if authorized by the Board of Directors at the time of grant. The shares of

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

common stock issued from the early exercise of stock options are restricted and vest over time. The Company has the option to repurchase exercised and unvested shares at the lower of original purchase price or the then fair market value upon any voluntary or involuntary termination of services.

A summary of the Company’s stock option activity issued under the 2018 Plan was as follows:

	Options Outstanding	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	2,193,933	$0.95
Granted	2,062,000	$1.54
Exercised	(170,416)	$0.99
Forfeited	—

Outstanding at December 31, 2021	4,085,517	$1.25	8.67	$1,856

Exercisable at December 31, 2021	3,883,434	$1.26	8.30	$1,712

Vested and expected to vest at December 31, 2021	3,885,517	$1.26	8.73	$1,714

Options totaling 200,000 shares are performance-based and will vest contingent on the closing of certain financing or strategic transactions. The performance condition was not considered probable of occurring as of December 31, 2021. Accordingly, no stock compensation has been recognized for the performance-based grants.

The weighted average fair value of options granted during the years ended December 31, 2021 and 2020 was $1.15 and $0.77, respectively. The total intrinsic value of stock options exercised for the years ended December 31, 2021 was $121. The weighted average fair value of options vested for the years ended December 31, 2021 and 2020 was $0.70 and $0.69, respectively.

The total unrecognized compensation cost related to outstanding employee unvested stock-based awards as of December 31, 2021 was $2.8 million, which is expected to be recognized over a weighted-average period of 3.15 years.

For purposes of calculating the stock-based compensation, the Company estimates the fair value of stock options using the Black-Scholes option-pricing model. This model incorporates various assumptions, including the expected volatility, expected term, and interest rates. Stock-based compensation expense recognized in the consolidated statement of operations and comprehensive loss is based on the awards ultimately expected to vest. Forfeitures are recognized as they occur.

The weighted average underlying assumptions used to value employee and non-employee stock options granted using the Black-Scholes option-pricing model was as follows:

	For the year ended December 31,
	2021	2020
Risk-free interest rate	1.2%	0.5%
Dividend yield	0%	0%
Expected life of options (years)	6.0	6.1
Volatility	91.6%	98.4%

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Fair Value of Common Stock —Historically, the fair value of the shares of common stock underlying the stock options has been the responsibility of and determined by the Company’s Board of Directors. Because there was no public market for the Company’s common stock, the Board of Directors determined fair value of common stock at the time of grant of the option by considering a number of objective and subjective factors including independent third-party valuations of the Company’s common stock, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, amongst other factors.

Expected Term—The expected term of stock options represents the weighted average period the stock options are expected to be outstanding. The Company uses the simplified method for estimating the expected term, which calculates the expected term as the average time-to-vesting and the contractual life of the options for stock options issued to employees and non-employees.

Expected Volatility—Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption was determined by examining the historical volatilities of a group of industry peers whose share prices are publicly available.

Risk-Free Interest Rate—The risk-free rate assumption is based on the U.S. Treasury instruments, the terms of which were consistent with the expected term of the Company’s stock options.

Expected Dividend—The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The Company has not paid and does not intend to pay dividends.

For the years ended December 31, 2021 and 2020, the Company recognized stock-based compensation expense related to stock option grants of $0.5 million and $0.4 million, respectively. In addition, the Company recognized stock-based compensation expense of $2.4 million and $3.1 million in connection with the vesting of restricted founder common stock awards for the years ended December 31, 2021 and 2020.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consisted of the following:

	December 31,
	2021	2020
Convertible preferred stock	22,399,435	13,062,369
Convertible preferred stock warrants	38,460	38,460
Common stock options granted and outstanding	4,085,517	2,193,933
Common stock reserved for future awards or option grants	1,257,345	1,982,441

	27,780,757	17,277,203

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

8. Income Taxes

A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate is as follows (in thousands):

	December 31,
	2021	2021
Tax computed at federal statutory rate	$(4,251)	$(224)
State income taxes, net of federal benefit	(9)	(1)
Other permanent items	(1)	(33)
Equity compensation	562	723
Research and development credits	(1,120)	(441)
Other	39	(66)
Valuation allowance	4,780	41

Provision for income taxes	$—	$—

Significant components of the Company’s net deferred tax assets were as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Net operating losses	$5,457	$2,814
Research and development credits	2,340	1,295
Lease liability	132	—
Amortized assets	219	176
Deferred revenue	943	—
Other	188	78

Total deferred tax assets	9,279	4,363

Deferred tax liabilities:
ROU asset	(131)	—
Depreciable assets	(10)	(5)

Total deferred liabilities	(141)	(5)

Gross deferred tax assets		—
Valuation allowance	(9,138)	(4,358)

Net deferred tax assets	$—	$—

The Company has established a valuation allowance against net deferred tax assets due to the uncertainty that such assets will be realized. The Company periodically evaluates the recoverability of the deferred assets. At such time as it is determined that it is more likely than not that the deferred tax asset will be realized, the valuation allowance will be reduced. The change in the valuation allowance for the year ended December 31, 2021 was an increase of $4.8 million.

At December 31, 2021, the Company had federal and state net operating loss carryforwards (NOL) of $25.6 million, and $6.9 million, respectively. Federal NOL carryforwards of $25.6 million generated after 2017 may be carried forward indefinitely, but can only be utilized to offset 80% of future taxable income. The state NOL carryforwards begin expiring in 2036. State NOLs totaling $1.4 million may be carried forward indefinitely. In addition, the Company also has federal and California research and

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

development credit carryforwards totaling $2.6 million and $0.5 million, respectively. The federal research and development credit carryforwards will begin to expire in 2035 unless previously utilized. The California research credits do not expire.

Pursuant to Internal Revenue Code (IRC) Sections 382 and 383, annual use of the company’s NOL and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed an ownership change analysis pursuant to IRC Section 382. If ownership changes have occurred or occur in the future, the amount of remaining tax attribute carryforwards available to offset taxable income and income tax expense in future years may be restricted or eliminated. If eliminated, the related asset would be removed from deferred tax assets with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The Company files income tax returns in the United States, California, Florida, Pennsylvania and Ireland. Due to the Company’s losses incurred, the Company’s federal and state tax returns are subject to the tax examination by authorities from inception. In addition, the Irish tax returns for 2020-2021 are subject to examination. The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense. As of December 31, 2021, there were no significant accruals for interest related to unrecognized tax benefits or tax penalties. The Company has not incurred any material interest or penalties as of the current reporting date with respect to income tax matters. The Company does not expect that there will be unrecognized tax benefits of a significant nature that will increase or decrease within 12 months of the reporting date.

Effective January 1, 2020, the Company adopted ASU 2019-12. Under ASU 2019-12, the Company, having a full valuation and a loss in continuing operations, will no longer include the impacts of items in other comprehensive income in determining intra-period allocation of tax expense for continuing operations. There was no cumulative effect to be recognized in connection with the adoption allocation rules of ASU 2019-12 to the unrealized gains on available-for-sale investments recognized in other comprehensive income.

On March 27, 2020, the CARES Act was signed into law. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the U.S. economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which may impact the Company’s future financial statements include removal of certain limitations on utilization of NOLs, increasing the loss carryback period for certain losses to five years, as well as amending certain provisions of the previously enacted JOBS Act. The Company has not recognized the provisional tax impacts related to the CARES Act in relation to its financial statements for the year ended December, 31, 2021.

9. Related-Party Transactions

In September 2015, the Company entered into a consulting agreement for regulatory and development services with Pacific-Link Consulting, LLC, an entity owned by the President/CEO/Board member and the Chief Medical Officer of the Company. The Company incurred consulting expense related to this agreement totaling $1.1 million and $1.3 million during the years ended December 31, 2021 and 2020, respectively.

ARS Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

In September 2018, the Company entered into a consulting agreement with Marlinspike Group, LLC (“Marlinspike Group”) to provide management, business consulting services and business development support. In addition, Marlinspike Group provides the use of its facilities to the Company from time to time. The Company’s Chairman of the Board of the Directors and investor is a managing member of Marlinspike Group. The Company incurred annual expenses related to this agreement totaling $0.2 million during the years ended December 31, 2021 and 2020.

10. Subsequent Events

The Company evaluated subsequent events through August 11, 2022, the date the financial statements were available to be issued. During this period, the Company did not have any material subsequent events other than those disclosed below.

Merger Transaction

On July 21, 2022, the Company entered into an agreement and plan of merger and reorganization (the Merger Agreement) with Silverback Therapeutics, Inc. (Silverback) and Sabre Merger Sub, Inc. (Merger Sub). Merger Sub will be merged into ARS with the Company surviving the merger as a wholly owned subsidiary of Silverback. The transaction will be accounted for as a reverse recapitalization, with the Company being treated as the acquirer for accounting purposes. Pursuant to the Merger Agreement, Silverback will effect a name change to ARS Pharmaceuticals, Inc., and is expected to list its securities on the Nasdaq Global Market under the symbol “SPRY”. Following the completion of the merger, the newly combined company will be led by Richard Lowenthal., who will serve as the President and CEO.

Under the terms of the Merger Agreement, the Company will merge with a wholly owned subsidiary of Silverback, and stockholders of ARS will receive shares of newly issued Silverback common stock. The Company’s stockholders are expected to own approximately 63% and Silverback stockholders will own approximately 37% of the combined company on a fully diluted basis using the treasury stock method. The percentage of the combined company that Silverback stockholders will own as of the close of the merger may be subject to adjustment based on Silverback’s net cash at closing of the transaction. The transaction, which is expected to close in the fourth quarter of 2022, is subject to certain customary closing conditions, including Silverback and ARS shareholder approvals.

No assurance can be given that the required approvals will be obtained or that the required conditions to closing will be satisfied and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. The Merger Agreement contains certain termination rights for each of the Company and Silverback.